SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) is January 30, 2007
ENERGY WEST, INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

MONTANA	0-14183	81-0141785

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation or jurisdiction)		Number)

1 First Avenue South, Great Falls, Montana	59401

(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code: (406) 791-7500
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
On January 30, 2007, we entered into two stock purchase agreements (together, the “Purchase Agreements”) between the Company and Sempra Energy, a California corporation, for the sale of all of the capital stock of two of Sempra’s wholly owned subsidiaries, Frontier Utilities of North Carolina, Inc. and Penobscot Natural Gas Company, Inc. Frontier Utilities is the parent company of its operating subsidiary, Frontier Energy, LLC, and Penobscot Natural Gas is the parent company of its operating subsidiary, Bangor Gas Company LLC. The aggregate purchase price to be paid by Energy West for the two companies is $5.0 million, subject to adjustments for working capital items.
The acquisition of Frontier Utilities is conditioned upon approval by the North Carolina Utilities Commission (“NCUC”), and the acquisition of Penobscot Natural Gas is conditioned upon approval by the Maine Public Utilities Commission (“MPUC”). Both acquisitions are also conditioned upon the receipt of certain other approvals by third parties. Each acquisition will close on the tenth business day after all closing conditions have been satisfied, including either NCUC or MPUC approval, as the case may be, which are estimated to require approximately four months to one year to be obtained.
The Purchase Agreements contain representations and warranties, covenants, indemnifications, and conditions to closing that are customary for transactions of this type. The final purchase prices to be paid at closing are subject to adjustments, customary for transactions of this nature, pursuant to the terms of the Purchase Agreements. A copy of the press release announcing the execution of the Purchase Agreements is attached as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired
     Not applicable.
(b) Pro Forma Financial Information
     Not applicable.
(c) Exhibits.

Exhibit No.	Item

99.1	Press Release dated February 5, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY WEST, INCORPORATED

Dated: February 5, 2007	By: /s/ David A. Cerotzke

David A. Cerotzke
Chief Executive Officer